Exhibit 99.1
P R E S S A N N O U N C E M E N T

Progress Expands Board of Directors with the
Appointments of Sam King and Angela Tucci

-- With backgrounds in enterprise infrastructure software and related technologies, both executives exemplify leadership and diversity with strong track records of success--

Bedford, MA, February 20, 2018 -- Progress (NASDAQ: PRGS), the leading provider of application development and deployment technologies, today announced the appointments of Sam King, Senior Vice President, General Manager and Chief Strategy Officer of Veracode, and Angela Tucci, Chief Executive Officer of Apto, to its Board of Directors, effective immediately. The two accomplished technology leaders are important additions to the Board, bringing valuable software industry experience, entrepreneurship and diversity.

The Board, through its Nominating and Corporate Governance Committee, and with the assistance of an independent executive search firm, selected Ms. King and Ms. Tucci from a large pool of highly qualified individuals, including candidates suggested by our shareholders. The search process, which was initiated and publicly announced in October, emphasized diverse individuals with experience as senior executives in the enterprise infrastructure software industry. These appointments expand the size of the Board from seven to nine directors.

Sam King is Senior Vice President, General Manager and Chief Strategy Officer of Veracode, the application security business of CA Technologies (NASDAQ:CA). In her role as leader of Veracode, which CA Technologies acquired nearly a year ago, Ms. King is responsible for all functions of the Veracode business unit. Over the past decade, Ms. King has held roles of increasing seniority at Veracode including Executive Vice President, Corporate Strategy, Product Management and Marketing, GM of their Mobile business from 2012 to 2015, and Senior Vice President of Product Marketing from 2009 to 2012. Prior to Veracode, she led the development of security-as-a-service offerings at VeriSign, and held leadership roles in product management, product marketing, professional services and customer relationship management at the company. Ms. King received her Masters of Science and Engineering in Computer and Information Science from the University of Pennsylvania. She received her BS in Computer Science from the University of Strathclyde in Glasgow, Scotland.

Angela Tucci, a highly experienced enterprise SaaS executive, is Chief Executive Officer of Apto, the leading web-based software for managing customer relationships, properties, listings, deals and commissions for commercial real estate brokers. Prior to Apto, which she joined in 2017, Ms. Tucci was the General Manager of the Agile Management Unit of CA Technologies from 2015 to 2017. From 2014 to 2015, she led a 300-person global sales, consulting services, and marketing team as the Chief Revenue Officer of publicly-traded Rally Software, which CA Technologies acquired in 2015. Ms. Tucci originally joined Rally Software as Chief Marketing Officer in 2013 and was promoted to Chief Revenue Officer in 2014. Ms. Tucci previously held positions as Chief Strategy Officer at Symantec and NEON Enterprise Software. She received an M.B.A. from the Stanford Graduate School of Business and an A.B. in Physics from Princeton University.

Progress Chairman John R. Egan stated: “Sam and Angela are both highly accomplished business leaders with extraordinary track records and they bring a wealth of expertise and diversity to our Board of Directors. We are pleased to welcome them to the Board. The success of this search is in keeping with the Board’s longstanding and continuous focus on ensuring it has the right skills and perspectives to enable the company to execute on its business strategy, strengthen its competitive position and deliver value to all its shareholders. We are confident that Sam and Angela will help ensure that our Board continues to provide strong, independent oversight of the Company.”

Ms. King commented: "I am excited to join the Progress Board of Directors at a pivotal time for the Company as it executes on its strategy to deliver strong, sustainable performance in the enterprise infrastructure software industry. I look forward to applying my industry experience to help guide Progress’ continued success."

Ms.Tucci added: “I am honored to be joining the Progress board.  The Company is well-known and highly regarded for delivering the best platform and tools that organizations need to develop and deploy mission-critical business applications.  I look forward to working with the board and the management team as we build for the future.”

With these appointments, Progress has added five new directors, including four independent directors, in the past 18 months. The current Board is now nine directors, comprised of eight independent directors and the chief executive officer.

About Progress
Progress (NASDAQ:PRGS) offers the leading platform for developing and deploying mission-critical business applications. Progress empowers enterprises and ISVs to build and deliver cognitive-first applications that harness big data to derive business insights and competitive advantage. Progress offers leading technologies for easily building powerful user interfaces across any type of device, a reliable, scalable and secure backend platform to deploy modern applications, leading data connectivity to all sources, and award-winning predictive analytics that brings the power of machine learning to any organization. Over 1,700 independent software vendors, 100,000 enterprise customers, and two million developers rely on Progress to power their applications. Learn about Progress at www.progress.com or +1-800-477-6473.

Progress and Progress Software are trademarks or registered trademarks of Progress Software Corporation and/or its subsidiaries or affiliates in the U.S. and other countries. Any other names contained herein may be trademarks of their respective owners.

Investor Contact:
Brian Flanagan, +1 781-280-4817
flanagan@progress.com

Press Contact:
Erica Burns, +1 888-365-2779 (x3135)
pr@progress.com

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